Exhibit 5.2

May 4, 2021

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as special counsel to Baxter International Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-206700) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2021 Plan (as defined below).

On February 15, 2021, the board of directors of the Company approved the Baxter International Inc. 2021 Incentive Plan (the “2021 Plan”), which was subsequently approved by the Registrant’s stockholders on May 4, 2021 (the “Effective Date”). The total number of shares of common stock, par value $1.00 per share (“Common Stock”), authorized for issuance under the 2021 Plan includes, in addition to 35,000,000 new shares of Common Stock, 5,794,490 shares of Common Stock available for issuance but not issued or subject to outstanding awards under the Baxter International Inc. 2015 Incentive Plan (the “2015 Plan”) as of the Effective Date (the “Prior Plan Shares”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Post-Effective Amendment and Registration Statement on Form S-8 (File No. 333-206700) to be filed with the Commission under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended and currently in effect; (iii) the Bylaws of the Company, as amended and restated, as currently in effect; (iv) the 2015 Plan; (v) the 2021 Plan; and (vi) certain resolutions adopted by the Board of Directors of the Company relating to, among other things, the approval of the 2021 Plan, the reservation for issuance of the Prior Plan Shares issuable thereunder and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Prior Plan Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the 2021

Plan, and assuming that the Prior Plan Shares have been and remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Prior Plan Shares will be validly issued, fully paid and nonassessable

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion letter is being furnished solely for the Company’s benefit in connection with the offer, sale and issuance of the Prior Plan Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are experts within the meaning of the Act or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP